EXHIBIT 7.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  IMATRON INC.


To:      Secretary of State
         State of New Jersey


     Pursuant to the provisions of Section 14A:7-2(1) and 14A:9-2(4) of the New Jersey Business Corporation Act, the undersigned, President and Secretary of Imatron Inc. (the Corporation), hereby execute the following Certificate of Amendment to the Certificate of Incorporation of the Corporation:

     1. The name of the Corporation is Imatron Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the Board of Directors and thereafter was duly adopted by the shareholders of the Corporation on the 30th day of June, 1997:

     RESOLVED,   that   Subparagraph  A  of  Article  THIRD  of  the
     Certificate of Incorporation of the Corporation be and it hereby is amended to read as follows:

     THIRD: A. The aggregate number of shares which the corporation shall have authority to issue is one hundred sixty million (160,000,000) shares without par value of which one hundred fifty million
     (150,000,000)  shares shall be Common Stock and ten million
     (10,000,000) shares shall be Preferred Stock having such designations and relative voting, dividend, liquidation and other rights, preferences and limitations as may be stated in further amendments to the Certificate of Incorporation.

     3. The total number of shares entitled to vote on the adoption of the amendment was 78,373,137. No shares of any class or series were entitled to vote thereon as a class or series

     4. 55,353,748 shares voted for, and 4,301,831 shares voted against, such amendment.

     IN WITNESS WHEREOF, we have executed this Certificate of Amendment of the Certificate of Incorporation on the 1st day of July, 1997.

                              Imatron Inc.


                              By:      /s/ Lewis Meyer
                                 -------------------------------------
                                        S. Lewis Meyer, President


                              By:       /s/ Gary H. Brooks
                                 -------------------------------------
                                        Gary H. Brooks, Secretary